Exhibit 10.4

Execution Version

FIRST AMENDMENT

Dated as of June 27, 2025

to

ABL INTERCREDITOR AGREEMENT

each, dated as of October 29, 2020

THIS FIRST AMENDMENT (this “Amendment”) is made as of June 27, 2025 by and among Bank of America, N.A. (as assignee of JPMorgan Chase Bank, N.A.), in its capacity as agent for the ABL Lenders (including its successors and assigns from time to time, the “ABL Agent”), Computershare Trust Company, N.A (as successor of Wells Fargo Bank, National Association), in its capacity as collateral trustee (including its successors and assigns from time to time, the “Collateral Trustee”), and acknowledgement by Unisys Corporation, a Delaware corporation (the “Borrower”), the subsidiary guarantors party hereto (collectively with the Borrower, the “Loan Parties”), under that certain ABL Intercreditor Agreement dated as of October 29, 2020 by and among the ABL Agent, the Collateral Trustee, the other parties from time to time party thereto, and acknowledgement by the Borrower and the Loan Parties party thereto (as in effect immediately prior to giving effect to this Amendment, “Existing Intercreditor Agreement”, and as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Intercreditor Agreement.

WHEREAS, the Borrower intends to enter into that certain Indenture dated as of the date hereof (the “Senior Secured Notes Indenture”) by and among the Borrower, the subsidiary guarantors party thereto, Computershare Trust Company, N.A, as Trustee (the “Senior Secured Notes Trustee”) and the Collateral Trustee thereunder, pursuant to which Borrower shall issue 10.625% senior secured notes due 2031, whereby the Borrower will incur additional debt and pledge substantially all of its assets (such transaction, the “Notes Issuance”);

WHEREAS, the Loan Parties, in connection with the Notes Issuance, intend to enter into that Omnibus Amendment to the Credit Agreement and the Security Agreement dated as of the date hereof (the “ABL Amendment”) by and among the Borrower, the Loan Parties, the ABL Agent, and the other lenders from time to time party thereto to that certain Credit Agreement dated as of October 29, 2020 by and among the ABL Agent, he Borrower, the Loan Parties party thereto and the lenders from time to time party thereto (together with the ABL Amendment, the “ABL Credit Agreement”) ;

WHEREAS, the Loan Parties, in connection with the Notes Issuance, have agreed to pledge 100% of the Equity interests in its foreign subsidiaries and to amend the Existing Intercreditor Agreement to effect such pledge;

WHEREAS, the ABL Agent and the Collateral Trustee have so agreed on the terms and conditions of the amendment to the Existing Intercreditor Agreement set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the other Loan Parties, the ABL Agent and Collateral Trustee hereby agree to enter into this Amendment.

1.            Amendments to the Existing Intercreditor. Effective as of the First Amendment Effective Date (as defined below), and subject to the satisfaction or waiver of the conditions precedent set forth in Section 2 below, the parties hereto agree that:

(a)                Section 1.1 of the Existing Intercreditor Agreement is hereby amended to amend and restate, the following definition:

“Excluded Assets” means each of the following:

(1)       any (i) real property located outside the United States, (ii) real property located in the United States with a Fair Market Value less than $5.0 million, (iii) real property located at 3199 Pilot Knob Road, Eagan, Minnesota and (iv) leasehold interests in real property; provided that no local filings or other steps shall be required to perfect a security interest in fixtures (other than in conjunction with the filing of mortgages or deeds of trust for real property as required by the Pari Passu Lien Documents and the Security Documents);

(2)       any lease, license, contract, property right or agreement to which the Company or any Subsidiary Guarantor is a party, and any of its rights or interests thereunder, if and to the extent that a security interest is (i) prohibited by or in violation of any law, rule or regulation applicable to the Company or any Subsidiary Guarantor, or (ii) will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, property right or agreement (other than to the extent that any such law, rule, regulation, term, provision or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of the relevant jurisdiction or any other applicable law); provided that any such lease, license, contract or agreement shall cease to be an Excluded Asset and the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable, and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in subclauses (i) and (ii) of this clause (2); provided, further, that the exclusions referred to in this clause (2) shall not include any monies due or to become due from or proceeds of any such lease, license, contract, property right or agreement;

(3)       [reserved];

(4)       any deposit account solely and exclusively used for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement;

(5)       accounts receivable and related assets transferred or purported to be transferred in a Permitted Sales-Type Lease Transaction; provided that the exclusion referred to in this clause (5) shall not include any proceeds of any such transaction;

(6)       assets, with respect to which any applicable law prohibits the creation or perfection of security interests therein (other than to the extent that any such law would be rendered ineffective with respect to the creation of the security interest in the Collateral pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); provided that any such asset shall cease to be an Excluded Asset and the Collateral shall include (and such security interest shall attach) immediately at such time as the legal prohibition shall no longer be applicable, and to the extent severable, shall attach immediately to any portion of such asset not subject to the prohibitions specified in this clause (6); provided, further, that the exclusion referred to in this clause (6) shall not include any monies due or to become due from or proceeds of any such asset;

(7)       deposit or checking accounts with balances below $1.0 million to the extent that the aggregate balance of all such deposit and checking accounts does not at any one time exceed $10.0 million (it being understood that any deposit or checking account that is subject to an account control agreement in favor of the Collateral Trustee shall not constitute an “Excluded Asset”);

(8)       any motor vehicles, vessels and aircraft, or other property subject to a certificate of title;

(9)       any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(10)       cash or Cash Equivalents securing one or more reimbursement obligations under letters of credit or surety bonds, which letters of credit and surety bonds are otherwise not Pari Passu Lien Debt or ABL Obligations;

(11)       equity interests in any joint venture with a third party that is not an Affiliate, to the extent a pledge of such equity interests is prohibited by the documents governing such joint venture; and

(12)       any assets subject to a Permitted Lien described in clauses (6), (13), (38) (with respect to Debt incurred under clause (17) of the definition of Permitted Debt (as defined in the Notes Indenture)) or (41) (with respect to such clauses (6) and (13)) of the definition thereof, and proceeds thereof, to the extent that (and only for so long as) the documents governing the related Debt prohibit other Liens on such assets; provided that such assets (i) shall automatically cease to be Excluded Assets at such time as the documents governing such Debt no longer prohibit other Liens on such assets and (ii) shall not be Excluded Assets to the extent that the documents governing such Debt permit the granting of a Lien for the benefit of the holders of the Notes junior to the Lien pursuant to such documents;

provided that no asset or property shall be an Excluded Asset (other than pursuant to clauses (5), (10) or (12) above) if it is pledged to secure any other Debt or Pension Obligations (as defined in the Notes Indenture) of the Company or any Subsidiary Guarantor.

(b)                The Existing Intercreditor Agreement is hereby further amended as follows:

All references to the Notes Indenture shall refer to the Senior Secured Notes Indenture, all references to the Notes Trustee shall refer to the Senior Secured Notes Trustee and all references to the Collateral Trust Agreement shall refer to the Amended and Restated Collateral Trust Agreement, dated as of the date hereof, among the Collateral Trustee and the other parties thereto as it may be further amended, amendment and restated or otherwise modified or supplemented.

2.             Conditions of Effectiveness. This Amendment shall be effective as of the date (the “First Amendment Effective Date”) on which the following conditions are satisfied (or waived), all in form and substance satisfactory to the ABL Agent and/or Collateral Trustee (as applicable):

(a)                the ABL Agent and Collateral Trustee shall have received counterparts of this Amendment duly executed by the ABL Agent and Collateral Trustee and acknowledgement by the Borrower and the other Loan Parties;

(b)                the ABL Agent and Collateral Trustee shall have received copies of the executed Senior Secured Notes Indenture; and

(c)                the ABL Agent and Collateral Trustee shall have received copies of the executed ABL Amendment.

3.             Reference to and Effect on the Intercreditor Agreement.

(a)                Upon the effectiveness hereof, each reference to the Intercreditor in the (i) Senior Secured Notes Indenture and the related documents and (ii) ABL Credit Agreement shall mean and be a reference to the Amended Intercreditor Agreement.

(b)                This Amendment is not in any way intended to constitute a novation of the obligations and liabilities existing under the Intercreditor Agreement.

4.             Incorporation by Reference. The provisions of Sections 8.06, 8.07, 8.09, and 8.10 of the Intercreditor Agreement are hereby incorporated herein mutatis mutandis, as if references to the Intercreditor Agreement in such sections instead referred to this Agreement.

5.             Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ABL Agent:

BANK OF AMERICA, N.A., as ABL Agent and as authorized representative of the ABL Claimholders

By:	/s/ Timothy Lee
Name:	Timothy Lee
Title:	Authorized Officer

Address for notices:
Bank of America, N.A.
Mail Code: PA7-188-11-06
Four Penn Center
1600 JFK Blvd.
Philadelphia, PA 19103
Attention: Christy Bowen
Email: christy.bowen@bofa.com

with copies to:
Holland & Knight LLP
787 Seventh Avenue, 31st Floor
New York, New York 10019
Attention: Nneoma Maduike
Email: nneoma.maduike@hklaw.com

Signature Page to First Amendment to ABL Intercreditor

Collateral Trustee

Computershare Trust Company, N.A., as Collateral Trustee and as authorized representative of the Pari Passu Lien Representatives and Pari Passu Lien Claimholders

By:	/s/ Agata Theiler
Name:	Agata Theiler
Title:	Vice President
Notice Address:

1505 Energy Park Drive
St. Paul, MN 55108

with copies to:

Signature Page to First Amendment to ABL Intercreditor

Acknowledged and Agreed to by:

Company

UNISYS CORPORATION

By:	/s/ Debra McCann
Name:	Debra McCann
Title:

Notice Address: 801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania 19422
Facsimile: (215) 986-0622, with a copy to (215) 986-0624
Attention: Treasurer, with a copy to the General Counsel

Subsidiary Guarantors

UNISYS HOLDING CORPORATION

By:	/s/ David L. Brown
Name:	David L. Brown
Title:	President

Notice Address: 801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania 19422
Facsimile: (215) 986-0622, with a copy to (215) 986-0624
Attention: Treasurer, with a copy to the General Counsel

Signature Page to First Amendment to ABL Intercreditor

UNISYS NPL, INC.

By:	/s/ David L. Brown
Name:	David L. Brown
Title:	President

Notice Address: 801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania 19422
Facsimile: (215) 986-0622, with a copy to (215) 986-0624
Attention: Treasurer, with a copy to the General Counsel

UNISYS AP INVESTMENT COMPANY I

By:	/s/ David L. Brown
Name:	David L. Brown
Title:	President

Notice Address: 801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania 19422
Facsimile: (215) 986-0622, with a copy to (215) 986-0624
Attention: Treasurer, with a copy to the General Counsel

Signature Page to First Amendment to ABL Intercreditor